Part II	Exhibit 18

Letter re: Change in Accounting Principles

May 2, 2012

David Denton

Chief Financial Officer

CVS Caremark Corporation

One CVS Drive

Woonsocket, RI 02895

Dear Mr. Denton:

Note 2 of the Notes to the Condensed Consolidated Financial Statements of CVS Caremark Corporation included in its Form 10-Q for the quarter ended March 31, 2012 describes changes in the methods of accounting for prescription drug inventories in the Retail Pharmacy segment from the retail inventory method in the retail stores and FIFO method in the distribution centers to the weighted-average cost method. There are no authoritative criteria for determining a “preferable” method for accounting for inventory based on the particular circumstances; however, we conclude that such changes in the methods of accounting are to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2011, and therefore we do not express any opinion on any financial statements of CVS Caremark Corporation subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP

Boston, Massachusetts